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                                                                     EXHIBIT 11



                      SIENA HOLDINGS, INC. AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   Quarter Ended                  Nine Months Ended
                                                                      March 31                        March 31
                                                          ------------------------------    ------------------------------
                                                              2000              1999             2000             1999
                                                          -------------    -------------    -------------    -------------
                                                                           (as restated)                     (as restated)
BASIC EARNINGS  PER SHARE
    COMPUTATION:
Net income available to common stockholders ...........   $           3    $           3    $          36    $          57
                                                          =============    =============    =============    =============

Weighted average common shares outstanding ............           6,000*           6,000*           6,000*           5,073*


BASIC EARNINGS PER SHARE:
Net income available to common stockholders ...........   $        0.00*   $        0.00*   $        0.01*   $        0.01*
                                                          =============    =============    =============    =============

DILUTED EARNINGS  PER SHARE
    COMPUTATION:
Income available to common stockholders ...............   $           3    $           3    $          36    $          57
Income effect of assumed conversions ..................              --               --               --               --
                                                          -------------    -------------    -------------    -------------
Net income available to common stockholders
    +  assumed conversions ............................   $           3    $           3    $          36    $          57
                                                          =============    =============    =============    =============

Weighted average common shares outstanding ............           6,000*           6,000*           6,000*           5,073*
Plus: Dilutive potential common shares under the SHI
            Nonqualified Stock Option Plan and
            Directors' Nonqualified Stock Option Plan .             118*              16*             100*              26*
                                                          -------------    -------------    -------------    -------------
Adjusted weighted average shares outstanding ..........           6,118*           6,016*           6,100*           5,099*
                                                          =============    =============    =============    =============

DILUTED EARNINGS PER SHARE:
Income available to common stockholders ...............   $        0.00*   $        0.00*   $        0.01*   $        0.01*
Income effect of assumed conversions ..................              --               --               --               --
                                                          -------------    -------------    -------------    -------------
Net income available to common stockholders
    +  assumed conversions ............................   $        0.00*   $        0.00*   $        0.01*   $        0.01*
                                                          =============    =============    =============    =============

* Average share and per share amounts are based on shares issued or reserved for issuance to creditors.